Filed Pursuant to Rule 424(b)(3)
Registration No. 333-156633

KBS STRATEGIC OPPORTUNITY REIT, INC.
SUPPLEMENT NO. 5 DATED MAY 24, 2012
TO THE PROSPECTUS DATED APRIL 16, 2012

This document supplements, and should be read in conjunction with, the prospectus of KBS Strategic Opportunity REIT, Inc. dated April 16, 2012, as supplemented by supplement no. 1 dated April 16, 2012, supplement no. 2 dated April 16, 2012, supplement no. 3 dated April 26, 2012 and supplement no. 4 dated May 14, 2012. As used herein, the terms “we,” “our” and “us” refer to KBS Strategic Opportunity REIT, Inc. and, as required by context, KBS Strategic Opportunity Limited Partnership, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the investment in a joint venture that owns a 11.4 million square foot industrial portfolio.
Entry into Joint Venture Equity Participation
On May 18, 2012, we through an indirect wholly owned subsidiary, entered into a joint venture (the “Joint Venture”) with OCM NIP JV Holdings, L.P. and HC KBS NIP JV, LLC (“HC-KBS”). The Joint Venture owns 23 industrial properties and a master lease with respect to another industrial property encompassing 11.4 million square feet.  We made an initial capital contribution of $8.0 million and hold a 2.7% ownership interest in the Joint Venture.  Income, losses and distributions from the Joint Venture are generally allocated among the members based on their respective equity interests.
KBS Real Estate Investment Trust, Inc. (“KBS REIT I”), an affiliate of our advisor, is a member of HC-KBS and has a participation interest in certain future potential profits generated by the Joint Venture.  However, KBS REIT I does not have any equity interest in the Joint Venture. None of the other joint venture partners are affiliated with us or our advisor.

1